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                                                                    EXHIBIT 10.3

                     EMPLOYMENT AGREEMENT WITH HUGH GAGNIER


This EMPLOYMENT AGREEMENT ("Agreement") dated as of January 1, 1997 ("Effective Date"), between Hugh Gagnier ("Gagnier") an individual residing at 4703 Vesper Ave., Sherman Oaks California 91403, and Eltron International, Inc. ("Eltron"), a California corporation.

                                   WITNESSETH:

WHEREAS, Eltron desires to retain Gagnier as a Senior Executive of Eltron and Gagnier desires to perform such duties,

This agreement replaces all previous employment agreements between Eltron and Gagnier.

NOW, THEREFORE, it is mutually agreed by among the parties as follows:

Section 1.  Employment, Term and Duties

1.1 Employment
Upon the terms and subject to the conditions and contained herein, during the Employment Term (as hereinafter defined), Eltron hereby employs Gagnier as a Senior Executive Officer of Eltron. Gagnier shall report directly to Chairman/CEO of Eltron. Gagnier hereby accepts such employment, and during the Employment Term shall devote his full business time, skill, energy and attention to the business of Eltron, and shall perform his duties in a diligent, trustworthy, loyal, businesslike and efficient manner all for the purpose of advancing the business of Eltron.

1.2 Employment Term.
The Employment Term shall commence on the Effective Date, and, unless extended by mutual agreement of the parties hereto or sooner terminated or canceled pursuant to Section 3.2 hereof, shall terminate and expire on the 1st annual anniversary of the Effective Date provided; however, that for purposes of
Section 4.3 hereof the Employment Term shall be deemed to be 1 year.

1.3 Duties and Responsibilities
Gagnier shall serve Eltron initially as its President, Printer Operations and shall have the duties and responsibilities of the Chief Operating Officer. Gagnier agrees to observe and comply with the policies, procedures and rules of Eltron regarding performance of his specific duties and the duties of Eltron employees in general. Gagnier specifically covenants, warrants and represents to Eltron that he has the full, complete and entire right and authority to enter into this Agreement that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any other party, person or entity which would conflict in any manner whatsoever with any of his obligations to Eltron under this Agreement, and that he is fully ready, willing and able to perform each and all duties and responsibilities set forth in this Agreement.

Section 2. Compensation

2.1 Base Salary
During the first year of the Employment Term Eltron shall pay, and Gagnier shall be entitled to receive from Eltron, a base salary for full-time employment referred to in Section 1 hereof, compensation at the rate of $170,000 per year, payable in equal bi-weekly installments. Eltron shall make all deductions, withholdings and/or payments that are required by law from the gross sums payable to Gagnier pursuant to the provisions of this Section.



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2.2 Adjustment
During the Employment Term, the base salary and bonus Gagnier is entitled to receive will be reviewed each December by the Compensation Committee of the Board of Directors and adjusted effective January 1 of the coming year. The salary and incentive bonus adjustment Gagnier is entitled to receive will be determined at the sole discretion of the Compensation Committee.

2.3 Additional Compensation
An incentive bonus shall be payable to Gagnier. The incentive bonus shall be an amount not exceeding 75% of Gagnier's base salary for FY 97. The bonus Gagnier shall be entitled to receive will be based on the audited financial statements of the Company, and will be calculated based on the criteria found in Appendix A.

In the event that either the nature of the Company changes by virtue of a merger, acquisition or similar event or if Gagnier is called upon to serve in a substantially different role by the Company, the Bonus criteria will be reviewed and revised to reflect such terms as are mutually acceptable to both Gagnier and the Compensation Committee of the Company's Board of Directors.

2.4 Incentive Stock Option Plan
Gagnier shall be eligible to participate in Eltron's Incentive Stock Option
Plans.

2.5 Expenses
Eltron shall reimburse Gagnier for all ordinary and necessary expenses incurred and paid by him in the course of the performance of his duties pursuant to this Agreement and consistent with Eltron's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to Eltron's requirements with respect to the manner of reporting such expenses. Eltron shall continue in effect (or substitute on a comparable basis) the major medical, hospitalization, life, travel, accident and disability insurance policies covering Gagnier and/or his eligible dependents.

Section 3. Termination.

3.1 Termination.
Eltron shall have the right to terminate the Employment Term for Reasonable Cause (as hereinafter defined) or in the event Gagnier suffers an illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than (90) consecutive days in any one year or upon the death of Gagnier. Notwithstanding anything to the contrary set forth in this Agreement, Gagnier's obligations and covenants set forth in Sections 4 and 5 hereof shall survive the termination of this Agreement.

3.2 Termination of Employment for Cause
Eltron may at time during the term of this Agreement, by written notice, terminate the employment of Gagnier for cause. In such event, Gagnier shall be entitled to receive any unpaid amounts of Base Salary and Additional Compensation for services provided by Gagnier to Eltron up to and including the date of termination of the employment of Gagnier, but under no circumstances whatsoever shall Gagnier be entitled to receive any other compensation of any kind or nature whatsoever, including without limitation, for any period of time after the date of the termination of the employment of Gagnier. The following shall be deemed to constitute the




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types of acts or conduct which shall constitute grounds for termination of
Gagnier's employment for cause by written notice pursuant to this Agreement:

         (a)  The commission by Gagnier of any serious felony.

         (b) Any breach by Gagnier of any material term, provision or covenant contained in this Agreement and the failure of Gagnier to cure the same within a reasonable period of time not to exceed sixty (60) days of receipt of written notice of such failure (which notice must state specifically and precisely what action or inaction by the Employee constitutes the breach and what Employee must do or not do to correct the breach) and the demand that the same be cured;

         (c) The persistent and willful failure, neglect, inability or refusal of Employee to perform his duties and responsibilities under this Agreement and the failure to cure the same within fifteen (15) days of receipt of written notice (which notice must state specifically and precisely what action or inaction by the Employee constitutes the breach and what Employee must do or not do to correct the breach) of such failure and the demand that the same be cured; or

         (d) Any material breach by Employee of any of Company's material policies, practices, rules and/or regulations and the failure to cure the same within fifteen (15) days of receipt of written notice (which notice must state specifically and precisely what action or inaction by the Employee constitutes the breach and what Employee must do or not do to correct the breach) of such failure and the demand that the same be cured.

3.3 Disability
If, during the Employment Term, Employee becomes disabled due to illness, injury or similar cause in such a manner that he is unable fully to perform his duties pursuant to this Agreement, he shall be entitled upon certification of such disability by a physician of Company's choice to a leave of absence from Company for the duration of such disability as certified by such physician up to but not exceeding the expiration of a period of one (1) year or until the end of the Employment Term of this Agreement, whichever first occurs. Such period not to exceed one (1) year shall be integrated with the existing Company disability policy provided; however, in no event shall Employee receive disability income coverage beyond the period of one (1) year except to the extent provided in the Company's existing disability policy. Employee's salary as provided in this Agreement, including the Base Salary and the additional Compensation, shall continue to be paid by the Company during any such leave of absence not to exceed one (1) year provided, however, that if Employee receives any payment or payments on account of such disability from any employer-provided, governmental, employee-provided or other program or programs of disability insurance attributable to the one (1) year leave of absence, or when appropriate, such shorter time period Company shall be obligated to pay to Employee only the difference, if any, between the salary provided to Employee by the Company pursuant to this Agreement for the applicable period and the total amount of disability insurance payments payable to Employee through or by any such program or programs of disability insurance attributable to the same applicable period. If Employee's absence because of disability continues for more than one (1) year and the term of this Agreement has not expired, Company shall have the full and unrestricted right, in its sole and exclusive discretion, immediately to terminate Employee's employment by Company.

3.4 Death of Employee


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In the event of the death of Employee during the term of this Agreement, this
Agreement shall immediately terminate, and Employee's estate shall be entitled to receive any unpaid amounts of base salary and additional compensation for services provided by Employee to Company up to and including the date of Employee's death and an additional payment equal to the aggregate of

Employee's base salary and additional compensation during his last full year of employment by Company, but under no circumstances whatsoever shall Employee's estate be entitled to receive any other compensation of any kind or nature whatsoever for any period of time after the date of Employee's death.

3.5 Duties of Employee After Termination of Employment
Following any termination of Employee's employment with Company, Employee shall fully cooperate with Company in all matters relating to the winding up of his pending work on behalf of Company and the orderly transfer of any such pending work and of his duties and responsibilities for Company to such other employees of Company as may be designated by Company. Company shall be entitled to such full-time or part-time services of Employee as Company may reasonably require during all or any part of the thirty (30) day period, Saturdays, Sundays and federal holidays excepted, immediately following any termination of Employee's employment by Company. Employee shall receive reasonable compensation for any such services so rendered. Immediately upon any termination of Employee's employment with Company, Employee shall return to Company any and all property of Company of any kind or nature whatsoever in Employee's possession, custody or control.

3.6  Option to Terminate Without Reasonable Cause
If the Corporation terminates Employee's employment for any reason other than cause, Employee shall be entitled to receive the following severance benefits, which shall then cause, Employee shall be entitled to receive the following severance benefits, which shall satisfy all of the Corporation's liabilities to Employee for any claims related to such termination.

         (a) a continuation of his base compensation for a period of one (1) year after the date of termination; and

         (b) during any such period that he is receiving a continuation of his salary. Employee shall also receive medical coverage for himself and his dependents and life insurance for himself, all at a level equivalent (or as nearly equivalent as practicable) to the benefits he was receiving immediately prior to his termination. (Employee agrees to cooperate with the Corporation to facilitate its provision of such benefits to Employee at the lowest reasonable cost.) No vacation benefits shall accrue during any such period.

In any such case, Employee's continued salary payments shall be made in accordance with the Corporation's then existing payroll policies.

         (c) During any period that his salary is continued in accordance with
Section 3.6, Employee agrees to advise and consult with the Corporation's officers and directors with respect to the Corporation affairs if requested to do so.


3.7  Option to Terminate Upon Change in Control
In the event of a merger or sale, or in the event a third party obtains majority control of the Company, Gagnier shall have the option to terminate his employment and shall be entitled to receive a severance payment equal to one time his annual base salary in effect at that time.



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Gagnier shall have this option for up to 180 days after said change of control occurs and must notify the Company in writing 60 days prior to his decision to terminate based upon said change of control.

3.8  Option of Employee to Terminate Employment
If Employee terminates his employment with the Corporation, or his employment is terminated by the Corporation for cause, the Corporation's obligation to provide Employee with compensation and employment benefits shall cease upon the effective date of such termination and employee shall not be entitled to receive any severance payments, or any other payments or reimbursements, in connection with such termination.


Section 4. Business Properties.

4.1 Business Properties.
Other than as required to perform his duties in accordance with this Agreement and for purposes of furthering the business of Eltron, Gagnier shall not use or cause to be used any customer lists, trade secrets or any other confidential business information by him as a result of his employment or relationship to Eltron or any affiliate of Eltron.

4.2 Revealing of Trade Secrets, etc.
Gagnier acknowledges the interest of Eltron in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the production processes, inventions, formulae, trade secrets, customer lists or other confidential business information obtained by him as a result of his employment or relationship with Eltron or any affiliate of Eltron, except when authorized in writing to do so by the Board of Directors of Eltron provided, however, that the parties acknowledge that it is not the intent of this Section 4.2 to include within its subject matter (i) information not proprietary to Eltron, or (ii) information which is in the public domain.

4.3 Non-Competition.
During the Employment Term and for a period of one (1) year thereafter. Gagnier shall not (a) (i) compete with Eltron in the Territory (as hereinafter defined) in the conduct of its business as a manufacturer of bar code printers and related accessories or in the conduct of any other business carried on by Eltron, or (ii) engage or participate, directly or indirectly, in any business or businesses substantially similar to the business as conducted by Eltron as of the date of this agreement or as may thereafter be conducted by Eltron at any time during the Employment Term, (b) solicit or cause to be solicited within or without the Territory any customers of Eltron, or (c) recruit or cause any other person to recruit any employee of Eltron to any of said business or businesses.


Section 5. Invention.

5.1 Assignment.
Without further consideration Gagnier shall fully and promptly report to Eltron all ideas, concepts, inventions, discoveries, formulae and designs conceived or produced by Gagnier at any time during the Employment Term, whether alone or with others and whether patentable or unpatentable (collectively, "Inventions") pertaining, directly or indirectly, to the business of Eltron as conducted at any time or at any time during the employment Term, and shall assign and



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hereby does assign to Eltron or its nominee Gagnier's entire right, title and interest in and to all such Inventions.

5.2 Cooperation.
Gagnier shall take all reasonable action requested by Eltron to protect or obtain title to any and all United States and/or foreign patents on any such Inventions, including execution and delivery of all applications, assignments and other documents deemed necessary or desirable by Eltron, provided Gagnier is reimbursed for reasonable expenses incurred by Gagnier in connection with such execution and delivery.

Section 6. Miscellaneous.

6.1  Remedies.
The parties acknowledge that any breach, violation or evasion by Gagnier of the terms of this Agreement will result in immediate and irreparable injury and harm to Eltron, and will cause damage to Eltron in amounts difficult to ascertain. Accordingly, Eltron shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as to all other legal or equitable remedies to which Eltron may be entitled, including, without limitation, termination of the Employment Term and this Agreement. Any breach, violation or evasion by Eltron of the terms of this Agreement will result in immediate and irreparable injury and harm to Gagnier, and shall entitle him to all legal or equitable remedies to which Gagnier may be entitled.

6.2 Certain Definitions.
For purposes of this Agreement, the following terms shall have the following meanings:

   a) "Engage or participate in any business" referred to in Section 4.3 hereof shall by deemed to mean engaging or participating in any business or businesses; directly or indirectly, whether for his own account or for that of any other person, firm or corporation, and whether as a stockholder (except as a stockholder in a publicly-held corporation with more that 500 holders of common stock of which Gagnier owns less than 1% of the outstanding securities of any class), principal, agent proprietor, partner, officer, director, employee or consultant, or in any other capacity;

   (b) "Territory" shall mean any domestic or foreign jurisdiction in which Eltron or any affiliate or subsidiary of Eltron, as of the date of the Agreement or any time during the Employment Term, has conducted any part of its business, whether design, development, engineering, manufacturing, sale, distribution or servicing of its products or other marketing operations.


6.3 Notices
Any notice or other communications required or permitted to be given to the parties hereto shall be deemed to have been given when received addressed as follows (or at such other address as the party addressed may have substituted by notice pursuant to this Section 6.3):


         (a)      If to Eltron:
                  Eltron International, Inc.
                  41 Moreland Road
                  Simi Valley, CA 93065



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                  Attention:  Chairman/CEO


         (b)      If to Gagnier:
                  Hugh Gagnier
                  4703 Vesper Ave.
                  Sherman Oaks, CA 91403


 6.4 Heading
The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

6.5 Governing Law.
The Agreement, shall in all respect, be interpreted, construed and governed by and in accordance with the law of the State of California.

6.6 Severability
In case this Agreement or any one or more of the provision hereof shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

6.7 Whole Agreement.
This Agreement embodies all the representations, warranties, covenants and agreement of the parties in relation to the subject matter hereof, and no representations, warranties, covenants, understandings or agreement, or otherwise, in relation thereto exist between the parties, or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement.

6.8 No Rights in Third Parties.
Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their respective successors and assigns or personal representatives, any rights or remedies under or by reason of this Agreement.

6.9 Assignment.
Except as provided by section 3.3 to this Agreement, Eltron may assign its rights and delegate its responsibilities under this Agreement to any affiliated company or to any corporation which acquires all or substantially all of the operating assets of Eltron by merger, consolidation, dissolution, liquidation, combination, sale or transfer or assets or otherwise. Except as herein before provided neither of the parties hereto may assign any rights or obligations under this Agreement.

6.10 Amendment.


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The Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

6.11 Counterparts.
This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.




IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                        ELTRON INTERNATIONAL, INC.




\s\Hugh Gagnier                         By \s\ Donald K. Skinner
--------------------------                 ---------------------------------
   Hugh Gagnier                                Donald K. Skinner
                                               Chairman/CEO


                                        By  \s\Robert G. Bartizal
                                            --------------------------------
                                                 Robert G. Bartizal
                                                 Compensation Committee


                                        By \s\George L. Bragg
                                            --------------------------------
                                                 George L. Bragg
                                                 Compensation Committee


                                        By \s\ William R. Hoover
                                            --------------------------------
                                                 William R. Hoover
                                                 Compensation Committee



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                                  APPENDIX 'A'

The following defines the criteria to be used for allocating the 1997 bonus program to Hugh Gagnier:

1. MOST IMPORTANT TASKS: (MIT) Gagnier shall be entitled to receive a maximum bonus equal to 75% of his quarterly salary. MIT's will be created, by Gagnier and approved by the Chairman/CEO and the Compensation Committee of the Board of Directors, prior to the beginning of each quarter. Each task will be assigned a numerical weighting for bonus allotment. At the end of each quarter, MIT's will be reviewed by Gagnier and the Chairman/CEO and the Compensation Committee of the Board of Directors to assess task completion and to complete the amount of bonus to be awarded.



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